Exhibit 99.2

MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES THE ELIMINATION
OF ITS INCENTIVE DISTRIBUTION RIGHTS

KILGORE, Texas, November 29, 2021 /Business Wire/ -- Martin Midstream Partners L.P. (NASDAQ:MMLP) (“MMLP” or the “Partnership”) announced today the execution of an amended limited partnership agreement that permanently eliminates the incentive distribution rights (“IDRs”) of its general partner, Martin Midstream GP LLC (the “General Partner”). The elimination of the IDRs, which does not require further consents, is effective immediately.

Bob Bondurant, President and Chief Executive Officer of MMGP said, “I was pleased with the announcement earlier today concerning the consolidation of control of the General Partner under Martin Resource Management Corporation (“MRMC”) and Senterfitt Holdings Inc. ("Senterfitt"), which was fundamental for the approval of the amendment to the limited partnership agreement."

“The elimination of the IDRs removes the financial complexity in the Partnership’s structure and directly aligns MMLP, MRMC and the General Partner with the holders of our common units. I believe this transaction, although not immediately accretive, will provide value over the long-term to our unitholders and enhance the attractiveness of our common equity units.”

About Martin Resource Management Corporation

MRMC through its various subsidiaries is an independent provider of marketing and distribution services for fuel oil, asphalt, diesel fuel and high-quality naphthenic lubricants. The privately-held company is based in Kilgore, Texas and was founded in 1951 by R.S. and Margaret Martin. MRMC holds a 51% voting interest (50% economic interest) in Holdings, the sole member of the General Partner of MMLP.

About Senterfitt Holdings Inc.

Senterfitt is wholly-owned by Ruben S. Martin, III, President and Chief Executive Officer of MRMC, and holds various personal investments on Ruben S. Martin's behalf, including through its subsidiaries the 49% voting interest (50% economic interest) in Holdings, the sole member of the General Partner of MMLP.

About Martin Midstream Partners

MMLP, headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP's primary business lines include: (1) terminalling, processing, storage, and packaging services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) natural gas liquids marketing, distribution, and transportation services. To learn more, visit www.MMLP.com. Follow MMLP on LinkedIn and Facebook.

Contact:
Sharon Taylor
Chief Financial Officer
(877) 256-6644
investor.relations@mmlp.com

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